Exhibit 10.9

April 20, 2017

Adrian H.B. Gottschalk

Re:	Employment Offer Letter

Dear Adrian:

On behalf of Foghorn Therapeutics, Inc. (the “Company”), I am delighted to offer you employment with the Company. This offer letter (the “Offer Letter”) and the accompanying documents and agreements summarize and set forth important terms about your employment with the Company.

1. Title; Place of Employment and Role. Your position will be Chief Executive Officer, reporting to the Board of Directors (the “Board”). We anticipate that your employment will start effective May 15, 2017 (the “Start Date”). Your primary place of employment shall be located in the greater Boston, MA area, initially in Cambridge, MA. In your role you are expected to build and supervise a team to execute against objectives and to develop and manage processes and systems to support these functions. You also will be expected to perform such other services for the Company, including broader corporate responsibilities, as may be assigned to you from time to time by the Board. You shall also have all powers and duties consistent and customarily associated with the position of Chief Executive Officer. Effective on your Start Date, you shall also be elected as a member of the Board, and you agree to tender your resignation from the Board, if requested by the Board, effective as of the date that you no longer serve as Chief Executive Officer of the Company or such later date as the Board may request. The Company expects you to devote your full working time and best efforts to the Company. The Company agrees that, subject to notice by you to the Board and approval from the Board you may serve on the boards of directors of companies or organizations or engage in religious, charitable and other community activities which do not present any conflict of interest with the Company or unreasonably interfere with your duties and responsibilities hereunder. You will be employed on an at-will basis, which means that neither you nor the Company are guaranteeing this employment relationship for any specific period of time, subject to the provisions of this Offer Letter.

2. Compensation.

a. Salary. Your initial base pay will be at a rate of $400,000.00 on an annualized basis, minus required deductions for federal and state taxes and other applicable withholdings in accordance with the Company’s normal payroll practices.

b. Signing Bonus. On or before your Start Date, you shall receive a signing bonus in the amount of $70,000, less required deductions for federal and state taxes and other applicable withholdings. If, prior to the one-year anniversary of your Start Date, you voluntary terminate your employment not following a “Good Reason Event” (as defined below) or your employment is terminated by the Company for “Cause” (as defined below) such bonus is subject to repayment, pro-rated based on the number of days employed as of the Termination Date.

b. Annual Performance Bonus. You will be eligible to receive an annual bonus (the “Annual Bonus”) of up to thirty five percent (35%) of your base salary, payable upon the achievement, as determined by the Board, of specific milestones to be mutually agreed in writing. The Annual Bonus will be paid to you no later than March 15th of the calendar year immediately following the calendar year in which it was earned. You must be employed by the Company as of December 31 of the calendar year to which the Annual Bonus relates in in order to be eligible for and have earned the Annual Bonus. Your annual bonus for 2017 will be prorated based on the number of days you were employed by the Company in 2017.

c. Stock Options.

(i) Initial Option Grant: Subject to the terms of and contingent upon your execution of the attached stock option agreement (the “Option Agreement”) issued pursuant to the Company’s 2016 Stock Incentive Plan (the “Plan”), when established, you will be granted an option to purchase 1,675,000 shares of common stock of the Company at an exercise price equal to the fair market value of the stock on the date of the grant as determined by the Board (“Initial Option Grant”). This option will vest 25% on the first anniversary of the grant date and the remaining 75% will vest on a quarterly basis on the last day of each quarter over a period of three years following such anniversary, provided that you remain employed on the vesting date. As stated above, the above-referenced equity grant will be subject to the terms and conditions of the Plan and any Option Agreement executed pursuant thereto.

d. Benefits. You will be eligible to participate in the Company’s benefit plans to the same extent as, and subject to the same terms, conditions and limitations applicable to, other Company employees of similar rank and tenure. Summaries of each of the Company’s benefit plans are available to you. Each calendar year you will be eligible to receive four (4) weeks’ vacation, five (5) days’ sick leave and holidays as set forth by the Company and subject to the Company’s vacation and holiday policies as in effect from time to time. If any benefit is subject to a benefit plan, the terms of that plan will control. The descriptions of benefits and other compensation arrangements set forth herein are summary in form, and may be subject to change.

e. Expense Reimbursement. You will be reimbursed for all reasonable out-of-pocket expenses incurred during the performance of your duties, in accordance with the Company’s reimbursement policies as established or modified from time to time by the Company. Any reimbursements or direct payment of expenses subject to Section 409A (“Section 409A”) of the Internal Revenue Code (the “Code”) will be for expenses incurred during your lifetime (or during a shorter period of time specified in this Offer Letter), and will be made no later than the end of the calendar year following the calendar year in which such expense is incurred by you. Any reimbursement or right to direct payment of your expense in one calendar year will not affect the amount that may be reimbursed or paid for in any other calendar year, and any reimbursement or payment of your expense (or right thereto) may not be exchanged or liquidated for another benefit or payment.

f. Investment in Company Preferred Stock. The Company acknowledges that you have indicated an interest in making an investment in the Company in connection with the closing of the Second Tranche, as defined in the Series A-1 and A-2 Preferred Stock Purchase Agreement dated as of April 11, 2016 among the Company and the Purchasers named therein (the “Purchase Agreement”), regarding the issuance by the Company of shares of Series A-2 Preferred Stock of the Company. The Company is willing to permit you to participate in such Second Tranche. In connection with investing in such Second Tranche, you shall become a party to the Purchase Agreement and all other Transaction Agreements, as defined in the Purchase Agreement.

3. Severance Pay and Benefits. As stated above, the parties’ employment relationship is at-will, and may be terminated at any time and for any reason. In the event of a separation of employment, the Company will provide you with all amounts required to be paid under law and policy, including earned wages, accrued but unused vacation, and incurred but unreimbursed expenses. In addition, you may be eligible for additional severance payments and benefits under certain circumstances, as described below.

a. Termination Other Than for Cause or Resignation following a Good Reason Event. Should the Company terminate your employment other than for Cause or should you resign your employment following a Good Reason Event or then, conditioned upon your execution and non-revocation of a full and general release of claims to the Company and its affiliates and their respective directors, officers, agents and employees (in the form attached as Exhibit A) and compliance with your Confidentiality Agreement described in Section 6 below: (i) the Company will provide you with severance payments equal to twelve (12) months of your then current base salary, less applicable withholdings and deductions, payable in periodic installments over 6 months in accordance with the Company’s normal payroll practices; (ii) if a premium subsidy is not illegal or discriminatory under applicable law, and if you properly elect to receive benefits under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), then the Company will provide you with 12 months of your COBRA premiums at the Company’s normal rate of contribution for employees for your coverage at the level in effect immediately prior to your termination; (iii) all stock options or stock awards held by you that would have vested in the twelve (12) month period following the date of termination based solely on the passage of time shall, as of the date of such termination, immediately accelerate and become exercisable with respect to such additional shares that would have vested in such 12-month period.

b. Termination Other Than for Cause or Resignation following a Good Reason Event Within Twelve (12) Months following a Change of Control. Should the Company terminate your employment other than for Cause or should you resign following a Good Reason Event during the period beginning four (4) months prior to and ending twelve (12) months following the consummation of a Change of Control (defined below) then, also conditioned upon your execution and non-revocation of Exhibit A and compliance with your Confidentiality Agreement: (i) the Company will provide you with severance payments equal to twelve (12) months of your then current base salary less applicable withholdings and deductions, payable in periodic installments over twelve (12) months in accordance with the Company’s normal payroll practices; (ii) if a premium subsidy is not illegal or discriminatory under applicable law, and if you properly elect to receive benefits under COBRA, then the Company will provide you with 12months of your COBRA premiums at the Company’s normal rate of contribution for employees for your coverage at the level in effect immediately prior to your termination; and (iii) all stock options with time-based vesting or other stock-based awards with time-based vesting held by you as of the date of termination will immediately accelerate and become fully exercisable or non-forfeitable as of date of termination. Please note that if you are entitled to the payments and benefits described in this Section 3.b., then you will not be entitled to the payments and benefits described in Section 3.a. above.

c. Timing. Any severance payments paid under this Section 3 will commence within 60 days after the date of termination; provided that if the 60-day period begins in one calendar year and ends in a second calendar year, then the severance payments will commence in the second calendar year by the last day of such 60-day period, and further provided that the initial severance payment will include a catch-up payment to cover amounts retroactive to the day immediately following the date of termination.

d. Definitions.

(i) “Change of Control” means: (i) any “Person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “Beneficial Owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the total voting power represented by the Company’s then outstanding voting securities (excluding for this purpose any such voting securities held by the Company or its Affiliates or by any employee benefit plan of the Company) pursuant to a transaction or a series of related transactions other than a bona fide financing; or (ii) a merger or consolidation of the Company whether or not approved by the Board, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or the parent of such corporation) more than 50% of the total voting power represented by the voting securities of the Company or such surviving entity or parent of such corporation, as the case may be, outstanding immediately after such merger or consolidation; or (iii) the sale or disposition by the Company of all or substantially all of the Company’s assets in a transaction or series of related transactions. “Change of Control” will be interpreted, if applicable, in a manner, and limited to the extent necessary, so that it will not cause adverse tax consequences under Section 409A of the Code.

(ii) “Cause” means any one or more of the following actions: (i) your material breach of the terms of this Offer Letter or your Confidentiality Agreement which is not cured within thirty (30) days of your written notice specifying in reasonable detail the facts and circumstances regarding the alleged breach; (ii) your grossly negligent, malfeasant, dishonest or reckless conduct in the performance of your duties that causes material harm to the Company; (iii) your commission of an act of fraud, theft, misappropriation or embezzlement in the performance of your duties; or (iv) your conviction, or pleading nolo contendere, to a felony or any crime involving moral turpitude.

(iii) “Good Reason Event” means the occurrence of any of the following actions undertaken by the Company without your express prior written consent, provided that you have complied with the “Good Reason Process” (hereinafter defined) following same: (i) a material diminution in your, responsibilities, authority or function; or (ii) a reduction in your base salary (other than reductions in salaries generally for employees of executives of the Company; or (iii) a requirement by the Company that you relocate your principal location of employment to a location that is more than forty (40) miles from your primary work location; (iii) a material breach by the Company of this Offer Letter or the Option Agreement or any other agreements referenced herein; .. “Good Reason Process” means that (1) you have reasonably determined in good faith that a Good Reason Event has occurred; (2) you have notified the Company in writing of the first occurrence of the Good Reason condition within ninety (90) days of the first occurrence of such condition; (3) the Company has failed to cure the Good Reason Event within thirty (30) days following such notice (the “Cure Period”), provided that you have cooperated in good faith with the Company’s efforts to remedy the condition; (4) you terminate your employment within thirty (30) days after the end of the Cure Period. If the Company cures the Good Reason condition during the Cure Period, Good Reason will be deemed not to have occurred.

4. Confidentiality and Other Obligations. As part of your employment with the Company, you will be exposed to and provided with valuable confidential and trade secret information concerning the Company. As a result, in order to protect the Company’s legitimate business interests, you agree, as a condition of your employment, to enter into the enclosed Employee Non-Competition, Non-Solicitation, Confidentiality and Assignment of Inventions Agreement (the “Confidentiality Agreement”). You must sign and return the Confidentiality Agreement before beginning your employment with the Company.

5. Certifications by You. By signing this Offer Letter, you are certifying to the Company that: (a) your employment with the Company does not, and will not, require you to breach any agreement entered into by you prior to employment with the Company (i.e., you have not entered into any agreements with previous employers that are in conflict with your obligations to the Company); and (b) to the extent you are subject to restrictive agreements with any prior employer that may affect your employment with the Company, you have provided the Company with a copy of that agreement. Please understand that the Company does not want you to disclose any confidential information belonging to a previous employer or to incorporate the proprietary information of any previous employer into the Company’s proprietary information and expects that you will abide by restrictive covenants to prior employers.

6. Required I-9 Documentation. For purposes of completing the INS I-9 form, you must provide us sufficient documentation to demonstrate your eligibility to work in the United States on or before your first day of employment. Your employment with the Company is conditioned on your eligibility to work in the United States.

7, No Duty to Mitigate. The Executive shall not be required to mitigate the amount of any payment contemplated by this Agreement, nor shall any such payment be reduced by any earnings that the Executive may receive from any other source.

8. Section 409A and 280G.

a. The parties intend this Offer Letter and the payments required hereunder to be either in compliance with or exempt from Section 409A of the Code. It is intended that each installment of the payments and benefits provided under this Offer Letter will be treated as a separate “payment” for purposes of Section 409A of the Code. Neither the Company nor you will have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A of the Code.

b. Notwithstanding any other provision of this Offer Letter to the contrary, if any amount to be paid to you pursuant to this Offer Letter as a result of your termination of employment is “deferred compensation” subject to Section 409A of the Code, then: (i) if you are a “Specified Employee” (as defined under Section 409A of the Code) as of the date of your termination of employment, then, to the extent necessary to avoid the imposition of excise taxes or other penalties under Section 409A of the Code, the payment of benefits, if any, scheduled to be paid by the Company to you hereunder during the first 6-month period following the date of a termination of employment hereunder will not be paid until the date which is the first business day after 6 months have elapsed since your termination of employment for any reason other than death; any deferred compensation payments delayed in accordance with the terms of this section will be paid in a lump sum after 6-months have elapsed since your termination of employment; any other payments will be made according to the schedule provided for herein; and (ii) any termination of employment triggering payment of such benefits must constitute a “separation from service” under Section 409A of the Code before distribution of such benefits can commence; to the extent that the termination of your employment does not constitute a “separation from service” under Section 409A of the Code (as the result of further services that are reasonably anticipated to be provided by you to the Company at the time your employment terminates), any benefits payable under this Offer Letter that constitute “deferred compensation” under Section 409A of the Code will be delayed until after the date of a subsequent event constituting a “separation from service” under Section 409A of the Code. For purposes of clarification, this section will not cause any forfeiture of benefits on your part, but will only act as a delay until such time as a “separation from service” occurs.

c. If any payment or benefit you would receive from the Company, when combined with any other payment or benefit you receive or are entitled to receive from the Company (for purposes of this section, a “Payment”) would: (i) constitute a “parachute payment” within the meaning of Section 280G the Code; and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code

(the “Excise Tax”), then such Payment will be either: (A) the full amount of such Payment; or (B) such lesser amount (with cash payments being reduced before stock option compensation) as would result in no portion of the Payment being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local employments taxes, income taxes, and the Excise Tax, results in your receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax.

9. Indemnification. The Company shall indemnify and hold you harmless for any liability, including reasonable attorneys’ fees and costs, incurred by reason of any act or omission by you in your capacity as an employee, director, and/or officer of the Company to the extent permitted by the Company’s certificate of incorporation, as amended.

10. General. This Offer Letter, together with the Confidentiality Agreement and the Option Agreement and any other agreements specifically referred to herein, embodies the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior oral or written agreements and understandings relating to the subject matter hereof. The terms this Offer Letter may be modified only by written agreement executed by the parties hereto, and may be waived (or consent for the departure there from granted) only by a written document executed by the party entitled to the benefits of such terms. Because our employment discussions and the terms of your employment are confidential, it is understood that you will not disclose the terms of such discussions or the terms of your employment with the Company to anyone other than your immediate family and your legal or financial advisor at any time, absent prior written consent from the Company. The Company may assign its rights and obligations hereunder to any person or entity that succeeds to all or substantially all of the Company’s business. You may not assign your rights and obligations hereunder without the prior written consent of the Company and any such attempted assignment by you without the prior written consent of the Company will be void. This Offer Letter will be construed in accordance with and governed by the law of Massachusetts, without giving effect to the conflict of law principles thereof. By accepting this offer of employment, you agree that any action, demand, claim or counterclaim in connection with any aspect of your employment with the Company, or any separation of employment will be brought in the courts of the Commonwealth of Massachusetts or of the United States of America for the District of Massachusetts.

[Signature Page Follows]

Please acknowledge acceptance of this Offer Letter by signing and dating below. Keep one copy for your files and return one executed copy to me. Adrian, we look forward to having you on the team.

Very truly yours,

Foghorn Therapeutics, Inc.

By:	/s/ Douglas Cole
Douglas Cole
President

Accepted and Agreed:

/s/ Adrian H.B. Gottschalk
Adrian H.B. Gottschalk

4/20/2017
Date

Exhibit A

Form of Release

[To be inserted]

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